EXHIBIT 99.1

Valley Financial Corporation▲
____________________________________________________________________________

FOR RELEASE 4:00 p.m. December 14, 2009

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION EXECUTIVE ANNOUNCES RETIREMENT

ROANOKE, VIRGINIA (December 14, 2009) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC), parent of Roanoke-based Valley Bank, announced today that its Chief Lending Officer and Executive Vice President, John T. McCaleb, will retire from the bank and the holding company, effective March 31, 2010. Mr. McCaleb, who has over 30 years of commercial banking experience, joined Valley Bank in November 2004 and became its Chief Lending Officer in January 2006.

Andrew B. Agee has been appointed to assume the duties of the Chief Lending Officer, effective on the date of Mr. McCaleb’s retirement. Mr. Agee, who has over 25 years of commercial banking experience, joined Valley Bank in November 2004 and presently serves as the Bank’s senior commercial real estate banking officer.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.